As filed with the Securities and Exchange Commission on December 2, 2019
Registration No. 333-131954

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-3 Registration Statement No. 333-131954
 UNDER THE SECURITIES ACT OF 1933

DNB Financial Corporation
(S&T Bancorp, Inc., as successor by merger to DNB Financial Corporation)
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2222567
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o S&T Bancorp, Inc.
800 Philadelphia Street
Indiana, PA 15701
(800) 325-2265
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Kochvar
Senior Executive Vice President and Chief Financial Officer
S&T Bancorp, Inc.
as successor by merger to
DNB Financial Corporation
800 Philadelphia Street
Indiana, PA 15701
(800) 325-2265
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copy to:
Matthew M. Guest, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
(212) 403-1000

Approximate date of commencement of proposed sale to the public:  Not applicable. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by DNB Financial Corporation, a Pennsylvania corporation (the “Company”), relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of the Company, previously filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), and deregisters any and all securities registered but unsold or otherwise unissued as of the date hereof under such Registration Statement:

•
Registration Statement on Form S-3 (No. 333-131954), filed with the SEC on February 21, 2006, pertaining to the registration of 350,000 shares of common stock, par value $1.00 per share, of the Company, issuable pursuant to the DNB Financial Corporation Dividend Reinvestment and Stock Investment Plan.

On November 30, 2019, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 5, 2019, by and between the Company and S&T Bancorp, Inc., a Pennsylvania corporation (“S&T”), the Company merged with and into S&T, with S&T continuing as the surviving corporation (the “Merger”).

In connection with the Merger, the Registrant is terminating the Registration Statement and all offerings of securities pursuant to the Registration Statement and deregistering the remaining securities registered but unsold under the Registration Statement, if any, in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, Commonwealth of Pennsylvania, on December 2, 2019.

S&T BANCORP, INC. (as successor by merger to DNB Financial Corporation)

By:	/s/ Mark Kochvar
	Name:	Mark Kochvar
	Title:	Senior Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.